Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-187860) pertaining to the 2002 Equity Incentive Plan, 2012 Equity Incentive Plan, 2013 Equity Incentive Plan and 2013 Employee Stock Purchase Plan of Chimerix, Inc.,

2.	Registration Statement (Form S-8 Nos. 333-194408, 333-202582, 333-209802, 333-216396, 333-223344, 333-230071, 333-233115, 333-236610 and 333-253494) pertaining to the 2013 Equity Incentive Plan and 2013 Employee Stock Purchase Plan of Chimerix, Inc., and

3.	Registration Statement (Form S-3 Nos. 333-221412 and 333-244146) of Chimerix, Inc.;

of our report dated April 1, 2021 on our audits of the financial statements of Oncoceutics, Inc. as of December 31, 2020 and 2019 and for the years then ended, included in this Current Report on Form 8-K of Chimerix, Inc.

/s/ CohnReznick LLP

Hartford, Connecticut

May 6, 2021